Exhibit 4.3

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on 3 March 2023 between Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (the "Surviving Company") and Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement, dated as of 5 July 2022 (the "Business Combination Agreement") by and among the Surviving Company, the Merging Company, HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands, Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil. A copy of the Business Combination Agreement is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, and the registered office of the Merging Company is CO Services Cayman Limited, PO Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, 250,000,000 of which being designated as Class A Ordinary Shares, 150,000,000 of which being designated as Class B Ordinary Shares (which Class B Ordinary Shares may be converted into Class A Ordinary Shares in the manner contemplated in the Amended and Restated Memorandum and Articles of Association annexed to the Plan of Merger), and 100,000,000 of which being designated as such class or classes (howsoever designated) and having the rights as the directors of the Company may determine from time to time in accordance with the Amended and Restated Memorandum and Articles of Association.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

6	In accordance with section 234 of the Statute, the date on which it is intended that the Merger is to take effect (the "Effective Date") is the date specified as such in a notice to the Registrar of Companies signed by a director of each of the Surviving Company and the Merging Company.

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company immediately prior to the Merger shall be the authorised share capital of the Surviving Company immediately after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Tércio Borlenghi Junior of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.2	Izabel Cristina Andriotti Cruz de Oliveira of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.3	Alessandra Bessa Alves de Melo of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.4	Thiago da Costa Silva of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.5	Mariana Loyola of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.6	Carlos Augusto Leone Piani of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America; and

13.7	Victor Almeida of Rua Visconde de Pirajá, 351, 14th floor (part), Ipanema, Rio de Janeiro, RJ, Brazil.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company. This Plan of Merger has been authorised by the shareholder of the Merging Company pursuant to section 233(6) of the Statute by way of unanimous written resolutions of the shareholder of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)	/s/ Carlos Augusto Leone Piani
and on behalf of	)	Name: Carlos Augusto Leone Piani
Ambipar Emergency Response	)	Title: Director

SIGNED by	)
Duly authorised for	)	/s/ Thiago da Costa Silva
and on behalf of	)	Name: Thiago da Costa Silva
Ambipar Merger Sub	)	Title: Director

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association